Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-229987 on Form S-8 of our report dated April 13, 2021, relating to the consolidated financial statements of Steel Partners Holdings L.P., appearing in the Annual Report on Form 10-K of Steel Partners Holdings L.P. for the year ended December 31, 2020.

/s/Deloitte & Touche LLP

New York, NY
April 13, 2021